UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

       SEC FILE NUMBER
           0-27737
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                                   FORM 12b-25

         CUSIP NUMBER
         37958 G 10 8
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                           NOTIFICATION OF LATE FILING


(Check One): [] Form 10-K   [] Form 20-F   [] Form 11-K
            [X] Form 10-Q   [] Form N-SAR   [] Form N-CSR


For Period Ended        September 30, 2006
                        --------------------------

       [  ]  Transition Report on Form 10-K
       [  ]  Transition Report on Form 20-F
       [  ]  Transition Report on Form 11-K
       [  ]  Transition Report on Form 10-Q
       [  ]  Transition Report on Form N-SAR


For the Transition Period Ended
                                       ------------------------------

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


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                        PART I - REGISTRANT INFORMATION

Globetech Environmental, Inc.
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Full Name of Registrant


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Former Name if Applicable

#700-300 South Fourth Street
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Address of Principal Executive Offices (Street and Number)

Las Vegas, Nevada 89101
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City, State and Zip Code

                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

     []   (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form [X] ) N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     []   (c)  The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

       Due to limited financial and accounting resources and personnel and conduct of operations principally through foreign subsidiaries, the registrant has been unable to finish preparation of Form 10-QSB for the quarter ended September 30, 2006 and will be unable to file that report by the prescribed due date.

                          PART IV - OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification


                  Theodor Hennig            403               261-2929
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                    (Name)              (Area Code)       (Telephone Number)

          (2) Have all other periodic reports required under Section 1 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [] No

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          (3)  Is it  anticipated  that any  significant  change in  results  of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [] Yes [X] No

               If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Globetech Environmental, Inc.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  November 14, 2006               By  /s/ Theodor Hennig
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                                         Theodor Hennig, CFO